Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and between

FNB CORP.

and

UNITED FINANCIAL, INC.

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 9th day of May, 2005 by and between UNITED FINANCIAL, INC., a North Carolina corporation and registered bank holding company (“United”), and FNB CORP., a North Carolina corporation and registered bank holding company (“FNB”);

WITNESSETH:

WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for United to be merged with and into FNB pursuant to a plan of merger (the “Plan of Merger”) in the form attached hereto as Schedule A, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger (as defined in Section 1.1) and transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

ARTICLE I. THE MERGER

1.1 Merger. Subject to the provisions of this Agreement and the Plan of Merger, as of the Effective Time (as defined in Section 1.12 hereof), United shall be merged with and into FNB (the “Merger”), the separate corporate existence of United shall cease and the corporate existence of FNB, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. FNB, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effect of the Merger. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of FNB and of United including, without limitation, its stock in its wholly owned subsidiary, Alamance Bank (“Alamance Bank”), and all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to United, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of United and FNB, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of United and FNB as of the Effective Time.

1.3 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and bylaws of FNB in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws. The officers and directors of FNB at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors.

1.4 Conversion of Shares.

(a) United Stock. Except as otherwise provided herein, at the Effective Time, all rights of United’s shareholders with respect to all then outstanding shares of the common stock of United, $1.00 par value per share (“United Stock”), shall cease to exist, and the holders of shares of United Stock shall cease to be, and shall have no further rights as, shareholders of United. At the Effective Time, each such outstanding share of United Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by United, FNB or any of their subsidiaries, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.9)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Merger Consideration (as defined in Section 1.5) in accordance with this Article I. Following the Effective Time, certificates representing shares of United Stock outstanding at the Effective Time shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the Merger Consideration.

(b) Outstanding FNB Stock. Each share of common stock of FNB, par value $2.50 per share (“FNB Stock”), issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

1.5 Merger Consideration.

(a) Per Share Consideration. Subject to the provisions of this Article I, at the Effective Time each outstanding share of United Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by United, FNB or any of their subsidiaries and for Dissenting Shares) shall cease to represent any interest (equity, shareholder or otherwise) in United and shall automatically be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) $14.25 in cash, without interest; (B) 0.6828 shares (the “Exchange Ratio”) of FNB Stock; or (C) 35% of the cash amount set forth in clause (A) above and a number of shares of FNB Stock equal to 65% of the Exchange Ratio; provided, however, that a holder of United Stock may, pursuant to Section 1.6, make no election, in which case such shares of United Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in Section 1.6(e) below with respect to Non-Election Shares (as defined in Section 1.6(b)). The amount of cash into which shares of United Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as “Cash Consideration,” and the number of shares of FNB Stock into which shares of United Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as “Stock Consideration.” The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.” No share of United Stock, other than Dissenting Shares (as defined in Section 1.9), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.5(a) after the Effective Time. The Exchange Ratio is subject to possible adjustment in accordance with Section 1.5(c) below.

(b) Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of United Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Stock (after taking into account all certificates delivered by such holder under Sections 1.6(c) and 1.8(a) below and the elections made pursuant to Section 1.6) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Stock multiplied by the market value of one share of FNB Stock at the Effective Time. The market value of one share of FNB Stock at the Effective Time shall be the last sale price of FNB Stock on Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FNB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(c) Anti-Dilution Provisions. In the event FNB changes the number of shares of FNB Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

1.6 Election and Allocation Procedures.

(a) An election form (an “Election Form”) and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing United Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent (as hereinafter defined) in such form as United and FNB shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of United. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of United Stock.

(b) Each Election Form shall entitle the holder of shares of United Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section 1.5(a) (a “Mixed Election”), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Shareholders of record of United who hold shares of United Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of United Stock held by that representative for a particular beneficial owner. Shares of United Stock in respect of which a Cash Election shall have been made are referred to herein as “Cash Election Shares.” Shares of United Stock in respect of which a Stock Election shall have been made are referred to herein as “Stock Election Shares.” Shares of United Stock in respect of which no election shall have been made are referred to as “Non-Election Shares.” The aggregate number of shares of United Stock with respect to which a Stock Election shall have been made is referred to herein as the “Stock Election Number.” Shares of United Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this Section 1.6.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date of the shareholders’ meeting contemplated by Section 4.3(a) (or such other time and date as United and FNB may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by FNB pursuant to Section 1.8(b), indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of United Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any United shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any United shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by FNB and United that this Agreement has been terminated. If a United shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of United Stock held by such shareholder shall be designated Non-Election Shares. FNB shall cause the certificates representing United Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Agreement, 65% (the “Stock Conversion Number”) of the total number of shares of United Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Section 1.5(a) excluding such shares as may be subject to an effective Mixed Election (the “Adjustable Conversion Shares”), shall be converted into the Stock Consideration and the remaining

Adjustable Conversion Shares shall be converted into the Cash Consideration (in each case, excluding shares of United Stock to be canceled as provided in Section 1.4(a) and Dissenting Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to FNB, FNB shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

(e) Within five business days after the later to occur of the Election Deadline or the Effective Time, FNB shall cause the Exchange Agent to effect the allocation among holders of United Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) In any event, all shares of United Stock with respect to which a Mixed Election shall have been made shall be converted into 35% of the amount of cash set forth in clause (A) of the first sentence of Section 1.5(a) and a number of shares of FNB Stock equal to 65% of the Exchange Ratio;

(ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

For purposes of this Section 1.6(e), if FNB is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of FNB Stock as a result of the application of the last clause of Section 1.6(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section 1.6(e).

1.7 Closing Payment. As of the Effective Time, FNB shall deposit, or shall cause to be deposited, with Registrar and Transfer Company, transfer agent of FNB Stock (the “Exchange Agent”), for the benefit of each holder of United Stock for exchange in accordance with this Article I, (i) certificates representing the aggregate number of whole shares of FNB Stock to be issued as Stock Consideration, and (ii) an aggregate amount of cash to be delivered to holders of United Stock as Cash Consideration and in lieu of any fractional shares, to be issued and paid pursuant to this Article I for outstanding shares of United Stock (such certificates for shares of FNB Stock and such cash are referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article I, deliver the FNB Stock and cash contemplated to be issued with respect to United Stock out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by FNB, on a daily basis. Any interest and other income resulting from such investments shall be paid to FNB.

1.8 Exchange of Shares.

(a) Exchange Procedures. After the Effective Time, FNB shall cause the Exchange Agent to mail to the shareholders of United of record at the Effective Time who did not previously submit a completed Election Form transmittal materials and other appropriate written instructions (collectively, a “Transmittal Letter”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of United Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as FNB may reasonably specify). After the Effective Time and upon the proper surrender of certificate(s) representing shares of United Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter or, as applicable, Election Form, the holder of such certificate(s) shall be entitled to receive in exchange therefor the number of shares of FNB Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c)), subject to any required withholding of applicable taxes. Neither FNB nor the Exchange Agent shall be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder’s shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. If there is a transfer of ownership of any shares of United Stock not registered in the transfer records of United, the Merger Consideration shall be issued to the transferee thereof if the certificates representing such United Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of FNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing United Stock for six months after the Effective Time shall be delivered to FNB, upon demand, and any shareholders of United who have not previously complied with the provisions of this Article I shall thereafter look only to FNB for payment of their claim for FNB Stock and/or cash and any dividends or distributions with respect to FNB Stock. Any portion of the Exchange Fund remaining unclaimed by holders of United Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of FNB free and clear of any claims or interest of any person previously entitled therein. Any other provision of this Agreement notwithstanding, neither FNB nor the Exchange Agent shall be liable to any holder of shares of United Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

(b) Lost Certificates. Any shareholder of United whose certificate representing shares of United Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Stock and/or any cash, including cash in lieu of fractional shares, to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or FNB (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and FNB).

(c) Rights of Former United Shareholders. At the Effective Time, the stock transfer books of United shall be closed as to holders of United Stock immediately prior to the Effective Time and no transfer of United Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.8(a) of this Agreement, each certificate theretofore representing shares of United Stock (other than shares to be canceled pursuant to Section 1.4(a) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, certificates representing United Stock are presented to FNB or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I. To the extent permitted by North Carolina law, former shareholders of record of United shall be entitled to vote after the Effective Time at any meeting of shareholders of FNB the number of whole shares of FNB Stock into which their respective shares of United Stock are converted, regardless of whether such holders have exchanged their certificates representing United Stock for certificates representing FNB Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FNB on the FNB Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FNB Stock to be issued pursuant to the Merger, but beginning at the Effective Time no dividend or other distribution payable to the holders of record of FNB Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of United Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.8(a) of this Agreement; provided, however, that upon surrender of such United Stock certificate (or compliance with Section 1.8(b) of this Agreement), the FNB Stock certificate, together with all undelivered dividends or other distributions (without interest) and any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such United Stock certificate.

1.9 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of United Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Article 13 of the North Carolina Business Corporation Act (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of the North Carolina Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.8 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. United shall give FNB (i) prompt notice of any written demands for appraisal of any shares of United Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of the North Carolina Business Corporation Act and received by United relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of the North Carolina Business Corporation Act consistent with the obligations of United thereunder. United shall not, except with the prior written consent of FNB, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Article 13 of the North Carolina Business Corporation Act.

1.10 Treatment of United Stock Options. At the Effective Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of United Stock (the “United Options”) previously granted by United or its subsidiaries under the United Financial, Inc. 1999 Incentive Stock Option Plan or the United Financial, Inc. 1999 Nonstatutory Stock Option Plan (collectively, the “United Option Plan”) shall be cancelled and converted into the right to receive from FNB, within 10 days following the Effective Time, cash in an amount equal to the product of (a) $14.25 minus the exercise price per share of such United Option, times (b) the number of shares of United Stock that may be purchased upon exercise of such United Option (whether or not then exercisable). Prior to (but effective at) the Effective Time, United shall use its best efforts to (i) obtain any consents from all holders of Company Options and (ii) make any amendment to the terms of such stock option or compensation plans or arrangements that, in the case of either clause (i) or (ii), are necessary to give effect to the transactions contemplated by this Section 1.10. Immediately prior to the Effective Time, United shall terminate the United Option Plan effective as of the Effective Time.

1.11 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Schell Bray Aycock Abel & Livingston P.L.L.C. in Greensboro, North Carolina, or at such other place as FNB shall designate, on a date mutually agreeable to United and FNB (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the North Carolina Commissioner of Banks (the “Commissioner”) and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 60 days following the expiration of all such required waiting periods). At the Closing, FNB and United shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

1.12 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective (the “Effective Time”) on the date and at the time on which Articles of Merger containing the Plan of Merger and the other provisions required by, and executed in accordance with applicable North Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon by the parties hereto, the Effective Time shall in no event be more than ten days following the Closing Date.

1.13 Further Assurances. If at any time after the Effective Time FNB shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of United acquired or to be acquired by reason of, or as a result of, the Merger, United, its subsidiaries and their officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in FNB and otherwise to carry out the purpose of this Agreement, and the officers and directors of FNB are fully authorized and directed in the name of United or otherwise to take any and all such actions.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF UNITED

Except as otherwise specifically provided herein or as “Previously Disclosed” to FNB, United hereby makes the following representations and warranties to FNB. (“Previously Disclosed” shall mean, as to United, the disclosure of information in a letter delivered by United to FNB specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

2.1 Corporate Organization, Capacity and Authority.

(a) Organization. United is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Commissioner as a bank holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b) Subsidiaries. United has one wholly owned subsidiary, Alamance Bank, a North Carolina banking corporation. Alamance Bank is the successor-in-interest to Alamance National Bank, a national banking corporation. All references in this Agreement to Alamance Bank shall also refer, as appropriate in the context, to Alamance National Bank. Alamance Bank has one wholly owned subsidiary, Premier Investment Services, Inc., a North Carolina corporation (“Premier”). Alamance Bank and Premier are sometimes referred to in this Agreement as the subsidiaries of United. Other than Alamance Bank and Premier, United has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in United’s investment portfolio and securities held in a fiduciary capacity.

(c) Organization of Subsidiaries. Each of United’s subsidiaries is duly organized and validly existing under the laws of the State of North Carolina, and all of the outstanding capital stock of each such subsidiary is owned of record and beneficially, free and clear of all security interests and claims, by United or Alamance Bank. All of the outstanding shares of capital stock of each of United’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable except to the extent of assessability as set forth in N.C. Gen. Stat. § 53-42. Alamance Bank has not received any notice of impairment from the Commissioner pursuant to N.C. Gen. Stat. § 53-42.

(d) Power and Authority. Each of United and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on United and its subsidiaries, and, to the best knowledge and belief of the management of United, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on United and its subsidiaries. For purposes of this Article II, “Material Adverse Effect” shall mean: (a) with respect to references to United, any change in the business of United that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of United, or (b) with respect to references to United and its subsidiaries, any change in the business of United or its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of United and its subsidiaries considered as one enterprise.

(e) Constituent Documents. United has previously delivered to FNB true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of United and its subsidiaries, including all amendments and proposed amendments thereto.

2.2 Capital Stock. The authorized capital stock of United consists of 10,000,000 shares of common stock, $1.00 par value per share, of which 1,640,565 shares are issued and outstanding as of May 4, 2005, and 3,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Other than the United Stock, United has no outstanding class of capital stock. Each outstanding share of United Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder.

2.3 Principal Shareholders. Except as Previously Disclosed, there are no persons or entities known to United that own beneficially, directly or indirectly, more than 5% of the outstanding shares of United Stock.

2.4 Convertible Securities, Options, Etc. Except for the United Option Plan and the stock options granted thereunder, United does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of United Stock or any other securities of United, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of United Stock or any other securities of United, or (iii) plan, agreement or other arrangement pursuant to which shares of United Stock or any other securities of United or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

2.5 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by United’s Board of Directors. Subject only to approval of the Plan of Merger by the shareholders of United, (i) United has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize United to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of United enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

2.6 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of United’s shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by United with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of United or any subsidiary, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which United or any subsidiary is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of United or any subsidiary; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of United or any subsidiary; or (v) interfere with or otherwise adversely affect the ability of United to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of FNB to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with United’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of United’s shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(d) below and approvals previously obtained.

2.7 Books and Records. The books of account of each of United and its subsidiaries have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects United’s and its subsidiaries’, respectively, items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of each of United and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to FNB and its representatives.

2.8 Regulatory Reports. Since January 1, 2001, each of United and Alamance Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Commissioner and (iii) any other governmental or regulatory authorities having jurisdiction over United or Alamance Bank except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on United and its subsidiaries. All such reports, registrations and statements filed by United or Alamance Bank with the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the “United Reports.” As of their respective dates, the United Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and neither United nor

Alamance Bank has been notified that any such United Reports were deficient as to form or content. Following the date of this Agreement, United shall deliver to FNB, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by United or Alamance Bank, with the FDIC, the Commissioner or any other such regulatory authority.

2.9 SEC Filings; Financial Statements.

(a) SEC Filings. United has filed and made available to FNB all forms, reports and documents required to be filed by United with the Securities and Exchange Commission (the “SEC”) since June 30, 2002 (collectively, the “United SEC Reports”) and Alamance Bank has filed, and United has made available to FNB, all forms, reports and documents required to be filed by Alamance Bank with the Office of the Comptroller of the Currency (the “OCC”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 1997 and prior to December 31, 2002 (collectively, the “Alamance SEC Reports”). The United SEC Reports and the Alamance SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1934 Act and the Securities Act of 1933, as amended (the “1933 Act”), and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such United SEC Reports or Alamance SEC Reports or necessary in order to make the statements in such United SEC Reports or Alamance SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. United has filed with the SEC and made available to FNB the following financial statements (collectively, the “United Financial Statements”): (i) its consolidated balance sheets as of December 31, 2004 and 2003 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002, together with notes thereto, all as audited by Larrowe & Company, PLC, independent certified public accountants; (ii) its balance sheets as of March 31, 2005 and 2004, and the related statements of income for the three-month periods then ended. Following the date of this Agreement, United promptly will deliver to FNB all other annual or interim financial statements prepared by or for United. The United Financial Statements (including any related notes and schedules thereto) (x) are in accordance with United’s books and records, and (y) except as stated therein, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and present fairly United’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

2.10 Tax Returns and Other Tax Matters. (i) Each of United and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against United, any subsidiary or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of United to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the United Financial Statements; (iii) tax returns and reports of United and its subsidiaries have not been subject to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue in the last seven years and neither United nor any subsidiary has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither United nor any subsidiary has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

2.11 Absence of Material Adverse Changes or Certain Other Events.

(a) Since December 31, 2004, each of United and its subsidiaries have conducted its respective business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect, on United and its subsidiaries.

(b) Since December 31, 2004, and other than in the ordinary course of its business, neither United nor any subsidiary has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease. For purposes of this Section 2.11(b), “material” means material to United and its subsidiaries considered as one enterprise.

2.12 Absence of Undisclosed Liabilities. Neither United nor any subsidiary has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the United Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2004 and which are not, individually or in the aggregate, material to United and its subsidiaries considered as one enterprise. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other liabilities of United or any subsidiary.

2.13 Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of United, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of United, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting United, any subsidiary or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of United or any subsidiary for, or subject United or any subsidiary to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on United and its subsidiaries or on United’s ability to consummate the Merger.

(b) Except for such licenses, permits, orders, authorizations or approvals (“Permits”) the absence of which would not have a Material Adverse Effect on United or its subsidiaries, each of United and its subsidiaries has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on United and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of United, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Neither United nor any subsidiary is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the Commissioner) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against United or any subsidiary that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of United or any subsidiary; and neither United nor any subsidiary has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) Neither United nor any subsidiary is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on United and its subsidiaries, and, to the best knowledge and belief of management of United, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

2.14 Real Properties. United has Previously Disclosed to FNB a listing of all real property owned or leased by United or any subsidiary (the “Real Property”) and all leases pertaining to any such Real Property to which United or any subsidiary is a party (the “Real Property Leases”). With respect to all Real Property, United or any subsidiary has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by United or any subsidiary (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) subject to any required consent of United’s lessor, each such Real Property Lease may be assigned to FNB and the execution and delivery of this Agreement does not constitute an event of default thereunder. To the best knowledge and belief of management of United, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on United and its subsidiaries, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

2.15 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of United and its subsidiaries (i) have resulted from bona fide business transactions in the ordinary course of operations of United and its subsidiaries, (ii) were made in accordance with the standard loan policies and procedures of United and its subsidiaries, and (iii) are owned by United or a subsidiary free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of United and its subsidiaries regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights (“Loan Collateral”), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. Neither United nor any subsidiary has engaged in any form of indirect lending and no such indirect loans are outstanding.

(c) To the best knowledge and belief of management of United, each loan reflected as an asset on the books of United and its subsidiaries and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) United has Previously Disclosed to FNB (i) a written listing of each loan, extension of credit or other asset of United or any subsidiary which, as of December 31, 2004, is classified by the FDIC, the OCC or the Commissioner as “Loss,” “Doubtful,” “Substandard” or

“Special Mention” (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of December 31, 2004, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

(e) As of December 31, 2004, United’s, or any subsidiary’s, reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Commissioner and, in the best judgment of management of United, (i) is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and (ii) is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio. At December 31, 2004, United’s Loan Loss Reserve was $1,545,808 and at March 31, 2005, United’s Loan Loss Reserve was $1,646,615.

2.16 Securities Portfolio and Investments. Except as Previously Disclosed, all securities owned by United or any subsidiary (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of United or any subsidiary to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which United or any subsidiary is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which United or any subsidiary has “purchased” securities under agreement to resell, United or such subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2004, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of United’s securities portfolio as a whole.

2.17 Personal Property and Other Assets. All tangible personal property of United or any subsidiary material to the business operations of United and such subsidiary (including, without limitation, all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by United or such subsidiary in the operation of its business) is owned or leased by United or such subsidiary free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of United or any subsidiary’s tangible personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

2.18 Patents and Trademarks. United and its subsidiaries own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted; and neither United nor any subsidiary has violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

2.19 Environmental Matters.

(a) United has Previously Disclosed to FNB copies of all written reports, correspondence, notices or other materials, if any, in its or any subsidiary’s possession pertaining to environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of “Environmental Laws” (as defined below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

(b) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any “Hazardous Substances” (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best knowledge and belief of management of United, the Loan Collateral, which constitutes a violation of any Environmental Laws.

(c) Neither United nor any subsidiary has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined in Section 2.19(f) below) (including, to the best knowledge and belief of management of United, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation United or any subsidiary is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on United or its subsidiaries.

(d) Neither United nor any subsidiary is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of United, any Loan Collateral by any person or entity.

(e) No facts, events or conditions relating to the Real Property or, to the best knowledge and belief of management of United, any Loan Collateral, or the operations of United or any subsidiary, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(f) For purposes of this Agreement, “Environmental Laws” shall include:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

(ii) all contractual agreements, and

(iii) all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any “Superfund” or “Superlien” law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

(g) For purposes of this Agreement, “Hazardous Substances” shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls (“PCBs”) or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as “sick building syndrome,” “building-related illness” or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

2.20 Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by United or its representative, The Carson Medlin Company (“Carson Medlin”), directly with FNB or its representatives, and no person or firm other than Carson Medlin has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, United or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

2.21 Material Contracts.

(a) Except as Previously Disclosed, neither United nor any subsidiary is a party to or bound by any agreement, other than loans made in the ordinary course of business, (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which calls for the provision of goods or services to United or any subsidiary and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to United or any subsidiary and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits United or any subsidiary to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of a subsidiary’s business), (vi) which involves the purchase or sale of any assets of United or any subsidiary, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of United or any subsidiary, or (vii) with any director, officer or principal shareholder of United or any subsidiary (including, without limitation, any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

(b) Neither United nor any subsidiary is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits.

2.22 Employment Matters; Employee Relations.

(a) Each of United and its subsidiaries (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of United, asserted that United or any subsidiary is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief of management of United, threatened against United or any subsidiary (or their employees), involving employment discrimination, harassment, wrongful discharge or similar claims. Neither United nor any subsidiary is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving United, any subsidiary, or any of their employees, or any pending or threatened proceeding in which it is asserted that United or any subsidiary has committed an unfair labor practice; and, neither United nor any subsidiary is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.23 Employment Agreements; Employee Benefit Plans.

(a) United has Previously Disclosed to FNB a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by United or any subsidiary for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Plans”). True and complete copies of all Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to FNB. Neither United nor any subsidiary maintains, sponsors, contributes to or otherwise participates in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS and United is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by United or any subsidiary) required to be filed with any governmental department, agency, service or other authority, including, without limitation, Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of United or any subsidiary currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on United or its subsidiaries. There is no pending or threatened litigation relating to any Plan or any such Plan previously maintained by United or any subsidiary. Neither United nor any subsidiary has engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) United has delivered to FNB a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the “Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) the requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the provisions of ERISA, the Code and such other laws, rules and regulations, except to the extent such violation, when taken as a whole, would not have a Material Adverse Effect on United or its subsidiaries. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between United, any subsidiary or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of United, any subsidiary or beneficiary of any such employee or any other person or entity. No “reportable event” within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those, when taken as a whole, that would not have a Material Adverse Effect on United or its subsidiaries.

(d) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by United or any subsidiary with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by United or any subsidiary. Neither United nor any subsidiary presently contributes to a “Multiemployer Plan” or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by United or any subsidiary have been timely made. Neither the Retirement Plans nor any other “pension plan” maintained by United or any subsidiary have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither United nor any subsidiary has provided, and is not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other “pension plan” maintained by United or any subsidiary as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) There are no restrictions on the rights of United or any subsidiary to amend or terminate any Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.24 Insurance. United has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to FNB (the “Policies”). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of United, the insurance coverage provided under the Policies is reasonable and adequate in all respects for United and its subsidiaries. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and United and its subsidiaries have taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. Neither United nor any subsidiary is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and United has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

2.25 Insurance of Deposits. Alamance Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in Alamance Bank are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Alamance Bank to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of United, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

2.26 Compensation; Stock Ownership. United has Previously Disclosed (i) the name and current salary or wage rate for each present employee of United or its subsidiaries, (ii) the name of and number of shares of United Stock beneficially owned by each of the directors and officers of United and by any person or entity known to United to own beneficially 5% or more of United Stock, and (iii) the name, number and vesting schedule of outstanding options and restricted stock awards held by each person to whom a stock option or restricted stock award has been granted and currently is outstanding under any stock option or other plan of United, including, without limitation, the United Option Plan.

2.27 Affiliates. United will deliver to FNB within 15 days of the date hereof a listing of those persons deemed by United and its counsel as of the date of this Agreement to be “Affiliates” of United as that term is defined in Rule 405 promulgated under the 1933 Act, including persons, trusts, estates or other entities related to persons deemed to be Affiliates of United.

2.28 State Takeover Laws. United has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover laws and regulations of the State of North Carolina (collectively, “Takeover Laws”).

2.29 Obstacles to Regulatory Approval or Tax Treatment. To the best knowledge and belief of management of United, there exists no fact or condition relating to United or any subsidiary that may reasonably be expected to (i) prevent, impede or delay FNB or United from obtaining the regulatory approvals required to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to United, United shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of FNB.

2.30 Disclosure. To the best knowledge and belief of management of United, no written statement, certificate, schedule, list or other written information furnished by or on behalf of United at any time to FNB in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by United to FNB is or will be a true and complete copy of such document, unmodified except by another document delivered by United.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF FNB

Except as otherwise specifically described herein or as “Previously Disclosed” to United, FNB hereby makes the following representations and warranties to United. (“Previously Disclosed” shall mean, as to FNB, the disclosure of information in a letter delivered by FNB to United specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

3.1 Corporate Organization, Capacity and Authority.

(a) Organization. FNB is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b) Subsidiaries. FNB has two wholly owned subsidiaries, First National Bank and Trust Company, a national banking corporation (“First National”), and Dover Mortgage Company, a North Carolina corporation (“Dover”). First National has one wholly owned subsidiary, First National Investor Services, Inc., a North Carolina corporation (“FNIS”). First National, Dover and FNIS are sometimes referred to as the subsidiaries of FNB. Other than First National, Dover and FNIS, FNB has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in First National’s investment portfolio and securities held in a fiduciary capacity.

(c) Organization of Subsidiaries. First National is duly organized and validly existing under the laws of the United States. Each of Dover and FNIS is duly organized and validly existing under the laws of the State of North Carolina. Except as Previously Disclosed, all of the outstanding capital stock of each such subsidiary is owned of record and beneficially, free and clear of all security interests and claims, by FNB or First National. All of the outstanding shares of capital stock of each of FNB’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

(d) Power and Authority. Each of FNB and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on FNB and its subsidiaries, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on FNB and its subsidiaries. For purposes of this Article III, “Material Adverse Effect” shall mean: (a) with respect to references to FNB, any change in the business of FNB that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of FNB, or (b) with respect to references to FNB and its subsidiaries, any change in the business of FNB or its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of FNB and its subsidiaries considered as one enterprise.

(e) Constituent Documents. FNB has previously delivered to United true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of FNB and its subsidiaries, including all amendments and proposed amendments thereto.

3.2 Capital Stock. The authorized capital stock of FNB consists of 10,000,000 shares of FNB Stock, of which 5,603,553 shares are issued and outstanding as of April 29, 2005, and 200,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding. Each outstanding share of FNB Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder. The shares of FNB Stock issued to United’s shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with applicable federal and state securities laws.

3.3 Convertible Securities, Options, Etc. Except as Previously Disclosed, FNB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of FNB Stock or any other securities of FNB, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of FNB Stock or any other securities of FNB, or (iii) plan, agreement or other arrangement pursuant to which shares of FNB Stock or any other securities of FNB, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

3.4 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by FNB’s Board of Directors. Subject to required shareholder approval, (i) FNB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize FNB to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of FNB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.5 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FNB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of FNB or any subsidiary, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FNB or any subsidiary, is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of FNB or any subsidiary; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of FNB or any subsidiary; or (v) interfere with or otherwise adversely affect FNB’s ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any governmental or regulatory authority in connection with FNB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Section 7.1(d) below and approvals previously obtained.

3.6 Books and Records. The books of account of FNB and its subsidiaries have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects FNB’s and its subsidiaries’, respectively, items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of each of FNB and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to United and its representatives.

3.7 Regulatory Reports. Since January 1, 2001, FNB and its subsidiaries have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency (“OCC”) and any other governmental or regulatory authorities having jurisdiction over FNB or its subsidiaries except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on FNB and its subsidiaries. All such reports and statements filed with the Federal Reserve Board, the FDIC, the OCC or other such regulatory authority are collectively referred to herein as the “FNB Reports.” As of their respective dates, the FNB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, FNB has not been notified that any such FNB Reports were deficient in any material respect as to form or content. Following the date of this Agreement, FNB shall deliver to United upon its request a copy of any report, registration, statement or other regulatory filing made by FNB or its subsidiaries with the Federal Reserve Board, the FDIC, the OCC or any other such regulatory authority.

3.8 SEC Filings; Financial Statements.

(a) SEC Filings. FNB has filed and made available to United all forms, reports, and documents required to be filed by FNB with the SEC since December 31, 2001 (collectively, the “FNB SEC Reports”). The FNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FNB SEC Reports or necessary in order to make the statements in such FNB SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. FNB has filed with the SEC and made available to United the following financial statements (collectively, the “FNB Financial Statements”): (i) its consolidated balance sheets as of December 31, 2004 and 2003 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002, together with notes thereto; and (ii) its balance sheets as of March 31, 2005 and 2004, and the related statements of income for the three-month periods then ended. Following the date of this Agreement, FNB promptly will deliver to United all other annual or interim financial statements prepared by or for FNB. The FNB Financial Statements (including any related notes and schedules thereto) (i) are in accordance with FNB’s books and records, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly FNB’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect. FNB’s consolidated balance sheet as of December 31, 2004 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2004 have been audited by Dixon Hughes PLLC, independent certified public accountants. Its consolidated balance sheet as of December 31, 2003 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2003 and 2002 have been audited by KPMG LLP, independent certified public accountants.

3.9 Tax Returns and Other Tax Matters. (i) Each of FNB and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against FNB, its subsidiaries or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of FNB to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the FNB Financial Statements; (iii) tax returns and reports of FNB and its subsidiaries have not been subject to audit by the IRS or the North Carolina Department of Revenue in the last seven years and neither FNB nor any of its subsidiaries has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither FNB nor any of its subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

3.10 Absence of Material Adverse Changes. Since December 31, 2004, there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect on FNB and its subsidiaries.

3.11 Absence of Undisclosed Liabilities. Neither FNB nor its subsidiaries have any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the FNB Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2004 and which are not, individually or in the aggregate, material to FNB and its subsidiaries considered as one enterprise.

3.12 Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of FNB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of FNB, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting FNB, its subsidiaries or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of FNB or its subsidiaries for, or subject FNB or its subsidiary to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on FNB and its subsidiaries or on FNB’s ability to consummate the Merger.

(b) Except for such licenses, permits, orders, authorizations or approvals (“Permits”) the absence of which would not have a Material Adverse Effect on FNB or its subsidiaries, each of FNB and its subsidiaries has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on FNB and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of FNB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Neither FNB nor any of its subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the OCC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against FNB or its subsidiaries which in any manner limits, restricts, regulates, enjoins or prohibits any present or past business or practice of FNB or its subsidiaries; and neither FNB nor any of its subsidiaries has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) Neither FNB nor any of its subsidiaries is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on FNB and its subsidiaries, and, to the best knowledge and belief of management of FNB, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

3.13 Absence of Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by FNB or its representative, Keefe, Bruyette & Woods, Inc. (“KBW”) directly with United or its representatives and no person or firm other than KBW has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, FNB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

3.14 Obstacles to Regulatory Approval or Tax Treatment. To the best of the knowledge and belief of the management of FNB, no fact or condition relating to FNB exists that may reasonably be expected to (i) prevent, impede or delay FNB or United from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to the executive officers of FNB, FNB promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of United.

3.15 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of FNB and its subsidiaries (i) have resulted from bona fide business transactions in the ordinary course of operations of FNB and its subsidiaries, (ii) were made in accordance with the standard loan policies and procedures of FNB and its subsidiaries, and (iii) except as Previously Disclosed, are owned by FNB or a subsidiary free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of FNB and its subsidiaries regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any Loan Collateral, such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan.

(c) To the best knowledge and belief of management of FNB, each loan reflected as an asset on the books of FNB and its subsidiaries and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

3.16 Securities Portfolio and Investments. Except as Previously Disclosed, all securities owned by FNB or any subsidiary (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of FNB or any subsidiary to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which FNB or any subsidiary is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which FNB or any subsidiary has “purchased” securities under agreement to resell, FNB or any subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2004, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of FNB’s securities portfolio as a whole.

3.17 Disclosure. To the best of the knowledge and belief of FNB, no written statement, certificate, schedule, list or written information furnished by or on behalf of FNB at any time to United in connection with this Agreement (including, without limitation, the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by FNB to United is or will be a true and complete copy of such document, unmodified except by another document delivered by FNB.

ARTICLE IV. COVENANTS OF UNITED

4.1 Affirmative Covenants of United. United hereby covenants and agrees as follows with FNB:

(a) “Affiliates” of United. United will use its best efforts to cause each Affiliate disclosed to FNB (in addition to each additional person who shall become an Affiliate of United after the date of this Agreement or who shall be deemed by FNB or its counsel, in their sole discretion, to be an Affiliate of United, and including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of United) to execute and deliver to FNB prior to the Closing a written agreement (the “Affiliates’ Agreement”) relating to restrictions on shares of FNB Stock to be received by such Affiliates pursuant to this Agreement, which Affiliates’ Agreement shall be in form and content reasonably satisfactory to FNB. Certificates for the shares of FNB Stock issued to Affiliates of United shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates’ Agreement) with respect to the restrictions applicable to such shares.

(b) Conduct of Business Prior to Effective Time. Between the date of this Agreement and the Effective Time, except as otherwise agreed by FNB in writing, United will, and will cause each of its subsidiaries to, carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will, and where applicable will cause each of its subsidiaries to:

(i) make all reasonable efforts to preserve intact its present business organization, keep available their present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

(ii) maintain all of its properties and equipment used in its business in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations or GAAP;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law;

(vi) continue to maintain in force insurance such as is described in Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

(vii) promptly provide to FNB such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as FNB reasonably shall request.

(c) Loans. United will request in writing and obtain FNB’s prior approval for each new extension of credit (including the issuance of unfunded commitments) or modification of existing credit that it or Alamance Bank proposes to make within the following categories: (i) loan participations, (ii) loans for real estate acquisition and development purposes, (iii) non-residential construction loans exceeding $300,000 in principal amount, (iv) revolving lines of credit to residential builders, (v) loans to borrowers domiciled, or loans secured by real estate located, outside of Alamance and Orange Counties, North Carolina, (vi) loans to Insiders, as defined in Regulation O of the Federal Reserve Board and (vii) standby letters of credit exceeding $25,000 in amount; provided, however, that if FNB does not object to a written request for approval within two business days after receipt, the request shall be deemed approved. Neither United nor any subsidiary will enter into any form of indirect lending. Additionally, United will make available and provide to FNB the following information with respect to its and Alamance Bank’s loans and other extensions of credit (such assets herein referred to as “Loans”) as of March 31, 2005 and as of the end of each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

(i) a list of Loans past due for 30 days or more as to principal or interest;

(ii) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan;

(iii) a list of Loans in nonaccrual status;

(iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

(v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status;

(vii) a list of all Loans with interest capitalized; and

(viii) a list of any actual or threatened litigation by or against United or Alamance Bank pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto.

(d) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, United promptly will notify FNB in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of United herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of United’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

(e) Consents to Assignment of Contracts and Leases. United will use its best efforts to obtain all required consents to the assignment to FNB of United’s or Alamance Bank’s rights and obligations under any contracts or personal or real property leases, each of which consents shall be in such form as shall be specified by FNB.

(f) Qualified Plans. United shall take all appropriate action as shall be necessary to maintain the Alamance Bank Savings Plan (the “United 401(k) Plan”) as a qualified plan for purposes of ERISA. United acknowledges that FNB intends that the United 40l(k) Plan will be merged into FNB’s Section 401(k) Savings Plan (the “FNB 401(k) Plan”) as soon as practicable after the Effective Time. United shall take all such actions with respect to such plan as shall be necessary to accomplish such intent and, until the Effective Time, will not take any other extraordinary actions with respects to such plan without the written consent of FNB.

(g) Deferred Compensation Arrangements. United shall take all appropriate action as shall be necessary to cause the Previously Disclosed deferred compensation arrangements presently in effect for United’s directors to be frozen as of, and no longer be available for the deferral of compensation or matching contributions after, June 30, 2005. All director fees payable for the period after June 30, 2005 and prior to the Effective Time shall be paid in cash and not deferred.

(h) Further Action; Instruments of Transfer. United shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to FNB all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of United in consummating such transactions and (iii) cooperate with FNB fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.2 Negative Covenants of United. Between the date hereof and the Effective Time, neither United nor, if applicable, any of its subsidiaries, will do any of the following things or take any of the following actions without the prior written consent and authorization of the President of FNB:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or bylaws.

(b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue (except pursuant to the exercise of options heretofore granted and outstanding under the United Option Plan), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

(c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

(e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, contemplated by this Agreement or Previously Disclosed, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by United or any subsidiary without cost or other liability on no more than 30 days’ notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) grant or amend any existing options under the United Option Plan; (iv) make contributions to the United 401(k)

Plan other than basic and matching contributions in accordance with the terms of the United 401(k) Plan as Previously Disclosed; or (v) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to FNB, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

(g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(h) Acquisitions; Additional Branch Offices. Directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1(b) above and Section 6.9 below).

(j) Investment Securities. (i) Acquire, other than by way of foreclosure or acquisition in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice any debt security or Equity Investment (as hereinafter defined) other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one year or less, (ii) restructure or materially change its investment securities portfolio or its gap position, or (iii) enter into any Derivatives Contract (as hereinafter defined); provided, however, that, if FNB does not object to a written request for approval within two business days after receipt, the request shall be deemed approved. “Equity Investment” means (i) any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, temporary or interim certificate for or receipt for any of the foregoing, (ii) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate or (iii) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction. “Derivatives Contract” means any exchange traded or over-the-

counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract, including any combination of the foregoing.

(k) Acquisition or Disposition of Assets.

(i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates United or any subsidiary for a period longer than six months;

(iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

(v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in United’s business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of United or any subsidiary or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

(m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to FNB with specificity) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

(n) Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money’s worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

(o) Other Contracts. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any charitable contributions in excess of $15,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which United or any subsidiary would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit United or any subsidiary to make expenditures of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of United’s or any subsidiary’s lending operations).

(p) Deposit Liabilities. Make any change in its current deposit policies, including pricing and acceptance, and shall not take any actions designed to materially decrease the aggregate level of deposits as of the date of this Agreement.

4.3 Shareholder Approval.

(a) Meeting of Shareholders. United shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the Plan of Merger. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting (including the solicitation of proxies), United shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

(b) Recommendation of Board of Directors. Subject to the right of United and its Board of Directors to take any action permitted by Section 4.4(b) with respect to a Superior Proposal (as defined in Section 4.4(b)), United, through its Board of Directors, shall recommend to the shareholders of United that they vote their shares at the shareholders’ meeting contemplated by Section 4.3(a) above to approve the Plan of Merger (the “Approval Recommendation”) and the Proxy Statement/Prospectus (as defined in Section 6.1(b)) will so indicate and state that United’s Board of Directors considers the Merger to be advisable and in the best interests of United and its shareholders.

4.4 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 4.4, United shall not, and shall not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to United or any of its subsidiaries or afford access to the business, properties, assets, books or records of United or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.2(b)(vi), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of United or any of its subsidiaries, (x) the direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of United’s common stock, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of United, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving United other than the transactions contemplated by this Agreement.

(b) Notwithstanding anything herein to the contrary, United and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, provided that the Board of Directors of United shall not withdraw or modify in a manner adverse to FNB its Approval Recommendation except as set forth in clause (iii) below; (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) United’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to United’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, United’s Board of Directors receives from such person an executed confidentiality agreement, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes, and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, United promptly notifies FNB in writing of the name of such person and the material terms and conditions of any such Superior Proposal, and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make its Approval Recommendation (the “Change in Recommendation”) if United’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would breach its fiduciary duties to United’s shareholders under applicable law.

The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the combined voting power of the shares of United Stock then outstanding or all or substantially all of United’s consolidated assets for consideration consisting of cash or securities or both that is on terms that the Board of Directors of United in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of United in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of United, and (C) is reasonably capable of being completed.

(c) United will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making such proposal.

(d) United shall, and shall cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(e) If a Payment Event (as hereinafter defined) occurs, United shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $1,250,000 (the “Break-up Fee”). The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.2(a)(vi);

(ii) the termination of this Agreement by United pursuant to Section 8.2(b)(vi);

(iii) a tender offer or exchange offer for 25% or more of the outstanding common stock of United is commenced and United shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of United recommends rejection of such tender offer or exchange offer; or

(iv) the occurrence of any of the following events within eighteen months of the termination of this Agreement pursuant to Section 8.2(a)(iv) or

8.2(b)(iv), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) United enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of United and its subsidiaries, taken as a whole; (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding United Stock or (D) United adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding United Stock or an extraordinary dividend relating to substantially all of the outstanding United Stock or substantially all of the assets of United and its subsidiaries, taken as a whole. As used herein, “Third Party” means any person as defined in Section 13(d) of the 1934 Act other than FNB or its affiliates.

United acknowledges that the agreements contained in this Section 4.4 are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event United fails to pay to FNB the Break-up Fee, promptly when due, United shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

ARTICLE V. COVENANTS OF FNB

FNB hereby covenants and agrees as follows with United:

5.1 NASDAQ Notification. Prior to the Effective Time, FNB shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq of the shares of FNB Stock to be issued to United’s shareholders pursuant to the Merger.

5.2 Employment. After the Effective Time, FNB may, but shall be under no obligation to, retain the employees of United and its subsidiaries other than those employees who are employed by United or any subsidiary pursuant to a written employment agreement that is Previously Disclosed to FNB. Any such person retained shall be an employee of FNB on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate FNB to employ any such person for any specific period of time or in any specific position or location or to restrict FNB’s right to change the rate of compensation or terminate the employment of any such person at any time and for any reason.

5.3 Employee Benefits.

(a) Generally. Except as otherwise provided herein and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to FNB’s qualified plans, any employee of United or its subsidiaries who continues employment with FNB, United or its subsidiaries at the Effective Time (a “New Employee”) shall become entitled to receive all employee benefits and to participate in all benefit plans provided by FNB or First National on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of FNB or First National. However, each New Employee shall be given credit for his or her full years of service with United or its subsidiaries for purposes of (i) entitlement to vacation and sick leave and for participation in all FNB or First National welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the FNB 401(k) Plan and in FNB’s defined benefit pension plan (the “FNB Pension Plan”). Notwithstanding any provision herein to the contrary, FNB will not be required to take any action that could adversely affect the continuing qualification of the FNB 40l(k) Plan or the FNB Pension Plan. FNB will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with FNB standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave earned at Alamance Bank but shall thereafter be subject to FNB’s leave policies.

(b) Health Insurance. Each New Employee shall be entitled to participate in First National’s group health insurance plan at a cost equal to the cost for any First National employee and such participation shall be without regard to pre-existing condition requirements under First National’s group health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of United.

5.4 United Directors.

(a) Representation on FNB Board. FNB shall appoint two persons nominated by United and approved by FNB at the Effective Time to serve as directors of FNB until the next annual meeting of shareholders at which directors of FNB are elected and shall take such actions as shall be required to increase the number of members of its Board of Directors as may be necessary to permit such nominees to serve as directors. FNB’s Board shall nominate such persons for election at annual meetings of FNB shareholders such that those two nominees of United, if elected by FNB’s shareholders, would be able to serve as directors of FNB for terms of no less than one year and two years, respectively, after the Effective Time.

(b) Advisory Board. Each of the members of United’s Board of Directors (other than those appointed as members of the FNB Board of Directors pursuant to Section 5.4(a) above) at the Effective Time shall be appointed to serve as a member of FNB’s local advisory board in Alamance and Orange counties, North Carolina after the Effective Time notwithstanding any mandatory retirement policy of FNB for its directors generally. Each person so appointed shall diligently discharge his or her duties as an advisory board member and promote in good faith FNB’s best interests. Each such person’s service as an advisory director will be at FNB’s pleasure and will be subject to FNB’s normal policies and procedures regarding the appointment and service of directors to the boards of its subsidiaries.

(c) Deferred Compensation. FNB shall assume the obligations of United under Previously Disclosed deferred compensation arrangements presently in effect for United’s directors; provided, however, that such arrangements shall be frozen as of June 30, 2005 as provided in Section 4.1(g).

5.5 Indemnification of Directors and Officers.

(a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for United and its directors and officers, FNB shall indemnify, hold harmless and defend the directors and officers of United in office on the date hereof or the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys’ fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of United (including service as a director or officer of any United subsidiary or fiduciary of any of the United Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that FNB shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or (iv) any claim of sexual or other unlawful harassment, or any form of employment discrimination prohibited by federal or state law; further, provided, however, that (A) FNB shall have the right to assume the defense thereof and upon such assumption FNB shall not be liable to any director or officer of United for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if FNB elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between FNB and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and FNB shall pay the reasonable fees and expenses of such counsel, (B) FNB shall not be liable for any settlement effected without its prior written consent, and (C) FNB shall have no obligation hereunder to any director or officer of United when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of United or any of its subsidiaries or pursuant to any Plan for which the indemnity serves as a fiduciary.

(b) From and after the Effective Time, FNB will directly or indirectly cause the persons who served as directors or officers of United at the Effective Time to be covered by United’s existing directors’ and officers’ liability insurance policy (provided that FNB may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

(c) The indemnification provided by this Section 5.5 is the sole indemnification provided by FNB to the directors and officers of United for service in such positions up to and through the Effective Time. This Section 5.5 is intended to create personal rights in the directors and officers of United, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive for a period of three years after the Effective Time.

5.6 Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, FNB promptly will notify United in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of FNB herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of FNB’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

5.7 Further Action; Instruments of Transfer. FNB shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to United all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of FNB in consummating such transactions and (iii) cooperate with United fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

ARTICLE VI. MUTUAL AGREEMENTS

6.1 Registration Statement; Proxy Statement/Prospectus.

(a) Registration Statement and “Blue Sky” Approvals. As soon as practicable following the execution of this Agreement and after the furnishing by United of all information required to be contained therein, FNB shall prepare and file with the SEC under the 1933 Act a registration statement on Form S-4 (or on such other form as FNB shall determine to be appropriate) (the “Registration Statement”) covering the FNB Stock to be issued to shareholders of United pursuant to this Agreement. Additionally, FNB shall take all such other actions, if any, as shall be required by applicable state securities or “blue sky” laws (i) to cause the FNB Stock to be issued upon consummation of the Merger, and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock. FNB shall deliver to United and its counsel a preliminary draft of the Registration Statement and the Proxy Statement/Prospectus as soon as practicable after the date of this Agreement.

(b) Preparation and Distribution of Proxy Statement/Prospectus. FNB and United jointly shall prepare a “Proxy Statement/Prospectus” for distribution to the shareholders of United as the proxy statement relating to solicitation of proxies for use at the shareholders’ meeting contemplated in Section 4.3(a) above and as FNB’s prospectus relating to the offer and distribution of FNB Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the shareholders’ meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by FNB and United. FNB shall include the Proxy Statement/Prospectus as the prospectus in its “Registration Statement” described above; and FNB and United shall cooperate with each other in good faith and shall use their best efforts to cause the Proxy Statement/Prospectus to comply with any comments of the SEC. United shall mail the Proxy Statement/Prospectus to its shareholders prior to the scheduled date of its shareholders’ meeting; provided, however, that no such materials shall be mailed to United’s shareholders unless and until FNB shall have determined to its own satisfaction that the conditions specified in Sections 7.1(b) and (c) below have been satisfied and shall have approved such mailing.

(c) Information for Proxy Statement/Prospectus and Registration Statement. Each of FNB and United shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus. Each of FNB and United hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.2 Regulatory Approvals. Within 75 days after the date of this Agreement, each of FNB and United shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein (including applications to the Federal Reserve Board, the Commissioner and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each party shall cooperate with the other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefor, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

6.3 Access. Following the date of this Agreement and to and including the Effective Time, United and FNB shall each provide the other party and such other party’s employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as United and FNB, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by FNB or United shall be performed in such a manner as will not interfere unreasonably with the other party’s normal operations or with relationships with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

6.4 Costs. Subject to the provisions of Section 8.3(c) below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, each of FNB and United shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

6.5 Announcements. No person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to FNB or United any such disclosure by FNB or United, as the case may be, is required by law or otherwise is prudent.

6.6 Confidentiality. FNB and United each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties’ obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

6.7 Environmental Studies. At its option, FNB may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as FNB shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that the Environmental Survey, as much as possible, shall be performed in such a manner as will not interfere unreasonably with United’s normal operations, and provided further, however, that United shall use its best efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. FNB shall attempt in good faith to complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.3(c) below, the costs of the Environmental Survey shall be paid by FNB. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, FNB believes that United or, following the Merger, FNB, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that United or, following the Merger, FNB, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, United or, following the Merger, FNB, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, FNB reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $250,000 over any period of time, then FNB shall give United prompt written notice thereof (together with all information in its possession relating thereto) and, at FNB’s sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to United or its shareholders.

6.8 Tax-Free Reorganization. FNB and United shall each use its best efforts to cause the Merger to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and shall not intentionally take any action that would cause the Merger to fail to so qualify.

6.9 Certain Modifications. FNB and United shall consult with each other with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and United shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. FNB and United also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of FNB and United contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.9.

6.10 Transition Team. FNB and United shall create a transition team comprised of staff and representatives of United and staff and representatives of FNB (the “Transition Team”). The purpose of the Transition Team shall be to provide detailed guidance to FNB in fulfilling and consummating the Merger, to maintain open lines of communication between United and FNB, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

7.1 Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including, without limitation, the approval of the shareholders of United of this Agreement and Plan of Merger.

(b) Registration Statement Effective. The Registration Statement (including any post-effective amendments thereto) shall be effective under the 1933 Act, and no stop orders or proceedings shall be pending or, to the knowledge of FNB, threatened by the SEC to suspend the effectiveness of such Registration Statement.

(c) “Blue Sky” Approvals. FNB shall have received all state securities or “Blue Sky” permits or other authorizations, or confirmations as to the availability of exemptions from Blue Sky registration requirements as may be necessary, and no stop orders or proceedings shall be pending or, to the knowledge of FNB, threatened by any state Blue Sky administration to suspend the effectiveness of any registration statement filed therewith with respect to the issuance of FNB Stock in the Merger.

(d) Regulatory Approvals. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the Federal Reserve Board, the Commissioner, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by FNB or United to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to FNB or United’s shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the Federal Reserve Board or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(e) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the Federal Reserve Board, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit United or FNB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against United or FNB or any of their respective officers or directors which shall reasonably be considered by United or FNB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

(f) Tax Opinion. The parties shall have received an opinion of Schell Bray Aycock Abel & Livingston P.L.L.C. or another tax advisor in form and substance satisfactory to FNB and United, substantially to the effect that, for federal income tax purposes: (i) consummation of the Merger will constitute a “reorganization” as defined in Section 368(a) of the Code; (ii) no gain or loss will be recognized by FNB or United by reason of the Merger, (iii) the exchange or cancellation of shares of United Stock in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of United to the extent such shareholders receive FNB Stock in exchange for their shares of United Stock (except with respect to cash in lieu of fractional shares); (iv) the basis of the FNB Stock to be received by a shareholder of United will be the same as the basis of the United Stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger; and (v) if United Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the FNB Stock received by the shareholder in the Merger will include the holding period of United Stock surrendered in exchange therefor. In rendering its opinion, Schell Bray Aycock Abel & Livingston P.L.L.C. or such other tax advisor will require and rely on representations by officers of FNB and United, and will be entitled to make reasonable assumptions.

(g) Nasdaq Listing. FNB shall have satisfied all requirements for the shares of FNB Stock to be issued to the shareholders of United and holders of options issued under the United Option Plan in connection with the Merger to be listed on Nasdaq as of the Effective Time.

7.2 Additional Conditions to United’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, United’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have been any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

(b) Compliance with Laws. FNB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiaries considered as one enterprise.

(c) FNB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by United as provided in Section 10.2 below, (i) each of the representations and warranties of FNB contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) FNB shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. United shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of FNB to the foregoing effect and as to such other matters as may be reasonably requested by United.

(d) Legal Opinion of FNB’s Counsel. United shall have received from Schell Bray Aycock Abel & Livingston P.L.L.C., counsel for FNB, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to United and its counsel.

(e) Fairness Opinion. United shall have received from its financial advisor, Carson Medlin, an opinion dated as of the date of this Agreement to United’s shareholders in connection with its shareholders’ meeting to the effect that the consideration to be received by United’s shareholders in the Merger is fair, from a financial point of view, to United and its shareholders.

(f) Other Documents and Information from FNB. FNB shall have provided to United correct and complete copies of its Articles of Incorporation, bylaws and Board of Directors resolutions approving this Agreement and the Merger (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by United or its counsel.

7.3 Additional Conditions to FNB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, FNB’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have occurred any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of United and its subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

(b) Compliance with Laws. United shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB or United.

(c) United’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by FNB as provided in Section 10.2 below, (i) each of the representations and warranties of United contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of United and its subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) United shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. FNB shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of United to the foregoing effect and as to such other matters as may be reasonably requested by FNB.

(d) Legal Opinion of United’s Counsel. FNB shall have received from Gaeta & Eveson, P.A. counsel to United, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to FNB and its counsel.

(e) Other Documents and Information from United. United shall have provided to FNB correct and complete copies of United’s Articles of Incorporation, bylaws and Board and shareholder resolutions (all certified by United’s Secretary), together with certificates of the incumbency of United’s officers and such other closing documents and information as may be reasonably requested by FNB or its counsel.

(f) Amendments to Benefit Plans. The Board of Directors of United shall have adopted and implemented, effective as of the Effective Time, such amendments to the United Option Plan as may be necessary in accordance with the provisions of this Agreement and otherwise satisfactory to FNB.

(g) Consents to Assignment of Property Leases. United shall have obtained all required consents to the assignment to FNB of its rights and obligations under any personal property lease and any Real Property Lease material to the business of United and its subsidiaries considered as one enterprise, and such consents shall be in such form and substance as shall be reasonably satisfactory to FNB; and each of the lessors of United shall have confirmed in writing that United is not in default under the terms and conditions of any personal property lease or any Real Property Lease.

ARTICLE VIII. TERMINATION; BREACH; REMEDIES

8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of United and FNB), this Agreement may be terminated by the mutual agreement of FNB and United. Upon any such mutual termination, all obligations of United and FNB hereunder shall terminate and each party shall pay costs and expenses as provided in Section 6.4 above.

8.2 Unilateral Termination. This Agreement may be terminated by either FNB or United (whether before or after approval hereof by United’s or FNB’s shareholders) upon written notice to the other parties and under the circumstances described below.

(a) Termination by FNB. This Agreement may be terminated by FNB by action of its Board of Directors:

(i) if any of the conditions to the obligations of FNB (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by FNB by January 31, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of FNB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if United shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

(iii) if FNB determines at any time that any of United’s representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if, notwithstanding FNB’s satisfaction of its obligations under Section 6.1 above, United’s shareholders do not approve this Agreement and Plan of Merger at its shareholders’ meeting held for such purpose;

(v) if the Merger shall not have become effective on or before January 31, 2006 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional 60 days;

(vi) if (A) United shall have breached Section 4.4 in any respect materially adverse to FNB, (B) United shall have breached its obligations set forth in Section 4.3(b) to make its Approval Recommendation or shall have effected a Change in Recommendation, (C) the United Board of Directors shall have recommended approval of an Acquisition Proposal, or (D) United shall have breached its obligations set forth in Section 4.3(a) to hold the meeting of shareholders to approve and adopt the Plan of Merger; or

(vii) under the circumstances described in Section 6.7 above.

However, before FNB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to United as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by FNB shall not become effective if, within 30 days following the giving of such notice, United shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB. In the event United cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB within such 30-day period, FNB shall have 30 days to notify United of its intention to terminate this Agreement. A failure to so notify United will be deemed to be a waiver by FNB of the breach, default or violation pursuant to Section 10.2 below.

(b) Termination by United. This Agreement may be terminated by United by action of its Board of Directors:

(i) if any of the conditions of the obligations of United (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by United by January 31, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of United to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if FNB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

(iii) if United determines that any of FNB’s representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if, notwithstanding United’s satisfaction of its obligations contained in Section 6.1 above, United’s shareholders do not approve this Agreement and Plan of Merger at its shareholders’ meeting called for such purpose;

(v) if the Merger shall not have become effective on or before January 31, 2006 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(b) shall be extended by mutual agreement for up to an additional 60 days;

(vi) At any time prior to the date of mailing of the Proxy Statement/Prospectus, by United in order to enter concurrently into an Acquisition Proposal that has been received by United and the United Board of Directors in compliance with Sections 4.4(a) and (b) and that United’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, is a Superior Proposal; provided, however, that this Agreement may be terminated by United pursuant to this Section 8.2(b)(vi) only after the fifth Business Day following United’s provision of written notice to FNB advising FNB that the United Board of Directors is prepared to accept a Superior Proposal and only if (x) during such five-Business Day period, United has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (y) United’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB and further provided that such termination shall not be effective until United has paid the Break-up Fee to FNB; or

(vii) if the average of the daily last sales prices of FNB Stock as reported on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by FNB) for the twenty (20) consecutive full trading days in which such shares are traded on Nasdaq ending at the closing of trading on the Determination Date shall be less than $14.45. “Determination Date” shall mean the fifth business day prior to the date of the meeting of the shareholders of United contemplated by Section 4.3(a). If United desires to terminate this Agreement pursuant to this Section 8.2(b)(vii), it shall give prompt written notice thereof to FNB, which notice shall be given no later than the close of business on the second business day prior to the date of the United shareholders’ meeting

However, before United may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to FNB as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by United shall not become effective if, within 30 days following the giving of such notice, FNB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of United. In the event FNB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of United within such 30-day period, United shall have 30 days to notify FNB of its intention to terminate this Agreement. A failure to so notify FNB will be deemed to be a waiver by United of the breach, default or violation pursuant to Section 10.2 below.

8.3 Breach; Remedies.

(a) Except as otherwise provided below or in Section 4.4, in the event of a breach by United of any of its representations or warranties contained in this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then FNB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

(b) Likewise, and except as otherwise provided below, in the event of a breach by FNB of any of its representations or warranties contained in this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then United’s sole right and remedy shall be to terminate this

Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

(c) Notwithstanding anything contained herein to the contrary, if either party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in this Agreement, such party shall be obligated to pay all expenses of the other party described in Section 6.4, together with other damages recoverable at law or in equity.

ARTICLE IX. INDEMNIFICATION

9.1 Agreement to Indemnify. In the event this Agreement is terminated for any reason and the Merger is not consummated, then United and FNB will indemnify each other as provided below.

(a) By United. United shall indemnify, hold harmless and defend FNB from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by FNB:

(i) in connection with or which arise out of or result from or are based upon (A) United’s operations or business transactions or its relationship with any of its employees, or (B) United’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by United of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of United to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

(iii) in connection with or which arise out of or result from or are based upon any information provided by United which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to United’s and FNB’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

(iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation,

treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property by United or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental Laws by United or any other person.

(b) By FNB. FNB shall indemnify, hold harmless and defend United from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by United:

(i) in connection with or which arise out of or result from or are based upon (A) FNB’s operations or business transactions or its relationship with any of its employees, or (B) FNB’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by FNB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FNB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

(iii) in connection with or which arise out of or result from or are based upon any information provided by FNB which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to FNB’s and United’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

9.2 Procedure for Claiming Indemnification.

(a) By FNB. If any matter subject to indemnification hereunder arises in the form of a claim against FNB or its successors and assigns (herein referred to as a “Third Party Claim”), FNB promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to United. Within 15 days of such notice, United either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify FNB that United disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by United and the cost of such defense shall be borne by United except that FNB shall have the right to participate in such defense at its own expense and provided that United shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon FNB or its successors or assigns. FNB agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to United without charge therefor except for out-of-pocket expenses. If United fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, FNB shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. FNB also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by United.

(b) By United. If any matter subject to indemnification hereunder arises in the form of a claim against United or its successors and assigns (herein referred to as a “Third Party Claim”), United promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to FNB. Within 15 days of such notice, FNB either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify United that FNB disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by FNB and the cost of such defense shall be borne by FNB except that United shall have the right to participate in such defense at its own expense and provided that FNB shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon United or its successors and assigns. United agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to FNB without charge therefor except for out-of-pocket expenses. If FNB fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, United shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. United also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by FNB.

ARTICLE X. MISCELLANEOUS PROVISIONS

10.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, FNB shall have the unilateral right to revise the structure of the Merger to achieve the tax consequences described in Section 6.8 or for any other reason FNB may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of United in the Merger or (ii) adversely affect the tax treatment to the shareholders of United as a result of receiving such consideration. In the event of such election by FNB, the parties hereto shall execute an appropriate amendment to this Agreement.

10.2 Survival of Representations, Warranties, Indemnification and Other Agreements.

(a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties’ agreements contained in Section 6.6 above and FNB’s covenants contained in Sections 5.1 through 5.5 above shall survive the effectiveness of the Merger.

(b) Indemnification. The parties’ indemnification agreements and obligations pursuant to Section 9.1 above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Section 9.1 in the event of or following consummation of the Merger.

10.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

10.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of United and FNB, by an agreement in writing approved by a majority of the Boards of Directors of FNB and United executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of United Stock are converted into FNB Stock shall not be amended after the approval of this Agreement and Plan of Merger by the shareholders of United without the requisite approval of such shareholders of such amendment.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a) If to United, to:

United Financial, Inc.

Attention: William M. Griffith, Jr., President

1128 South Main Street

Graham, North Carolina 27253

With copy to:

Gaeta & Eveson, P.A.

Attention: Anthony Gaeta, Jr.

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

(b) If to FNB, to:

FNB Corp.

Attention: Mr. Michael C. Miller, President

Post Office Box 1328 (27204)

101 Sunset Avenue

Asheboro, North Carolina 27203

With copy to:

Schell Bray Aycock Abel & Livingston P.L.L.C.

Attention: Melanie S. Tuttle

1500 Renaissance Plaza

230 North Elm Street

Greensboro, North Carolina 27420

10.6 Further Assurance. United and FNB shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

10.7 Headings and Captions. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

10.8 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.10 Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

10.11 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

10.12 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

10.13 Inspection. Any right of FNB or United hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that FNB or United should have conducted any investigation or that such right has been exercised by FNB or United or their agents, representatives or others. Any investigations or inspections that have been made by FNB or United or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of United or FNB in this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, United and FNB each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

UNITED FINANCIAL, INC.

By	/s/ William M. Griffith, Jr.
President and Chief Executive Officer

FNB CORP.

By	/s/ Michael C. Miller
President and Chief Executive Officer

SCHEDULES TO

AGREEMENT AND PLAN OF MERGER

SCHEDULE	DESCRIPTION

A	Plan of Merger

SCHEDULE A

to Agreement and Plan of Merger

dated as of May 9, 2005

PLAN OF MERGER

OF

UNITED FINANCIAL, INC.

WITH AND INTO

FNB CORP.

A. Parties to Merger. The parties to the proposed merger are United Financial, Inc., a North Carolina corporation (“United”), and FNB Corp., a North Carolina corporation (“FNB”).

B. Nature of Transaction. Subject to the provisions of this Plan of Merger, United shall be merged with and into FNB (the “Merger”) with the effect provided in the North Carolina Business Corporation Act.

C. Surviving Corporation. FNB shall be the surviving corporation in the Merger. At the Effective Time (as hereinafter defined) of the Merger, the name of the surviving corporation shall not be changed.

D. Effective Time. The Merger shall be effective on the date and at the time on which Articles of Merger containing this Plan of Merger and the other provisions required by, and executed in accordance with, applicable North Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger) (the “Effective Time”). At the Effective Time, the separate corporate existence of United shall cease and the corporate existence of FNB shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

E. Conversion and Exchange of Shares.

1. At the Effective Time, all rights of United’s shareholders with respect to all then outstanding shares of the common stock of United, $1.00 par value (“United Stock”) shall cease to exist, and the holders of United Stock shall cease to be, and shall have no further rights as, shareholders of United. Subject to Section E.7 below, at the Effective Time, each such outstanding share of United Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by United, FNB or any of their subsidiaries, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section E.7)) shall be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) $14.25 in cash, without interest; (B) 0.6828 shares (the “Exchange Ratio”) of the common stock of FNB, par value $2.50 (the “FNB Stock”); or (C) 35% of the cash amount set forth in clause (A) above and a number of shares of FNB equal to 65% of the Exchange Ratio; provided, however, that a holder of United Stock may, pursuant to Section E.4, make no election, in which case such shares of United Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in Section E.4(e) below with respect to Non-Election Shares (as defined in Section E.4(b)). The amount of cash into which shares of United Stock shall be converted pursuant to this Plan of Merger is sometimes hereinafter referred to as “Cash Consideration,” and the number of shares of FNB Stock into which shares of United Stock shall be converted pursuant to this Plan of Merger is sometimes hereinafter referred to as “Stock Consideration.” The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.” No share of United Stock, other than Dissenting Shares (defined in Section E.7), shall be deemed to be outstanding or have any rights other than those set forth in this Section E.1 after the Effective Time. [The Exchange Ratio is subject to possible adjustment in accordance with Section 1.5(c) of the Agreement and Plan of Merger, dated as of May 9, 2005, by and between FNB and United. If so adjusted, the adjusted Exchange Ratio shall be reflected in this Plan of Merger prior to filing with the Secretary of State of North Carolina.]

2. Each share of the FNB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall continue to be issued and outstanding and shall not be affected by the Merger.

3. Notwithstanding any other provision of this Plan of Merger, each holder of shares of United Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Stock multiplied by the market value of one share of FNB Stock upon the Effective Time. The market value of one share of FNB Stock at the Effective Time shall be the last sale price of FNB Stock on Nasdaq Stock Market, Inc. National Market System as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FNB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

4. (a) An election form (an “Election Form”) and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing United Stock shall pass, only upon proper delivery of such certificates to the exchange agent in such form as United and FNB shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of United. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of United Stock.

(b) Each Election Form shall entitle the holder of shares of United Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s

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shares (a “Stock Election”), (iii) elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section E.1 (a “Mixed Election”), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Shareholders of record of United who hold shares of United Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of United Stock held by that representative for a particular beneficial owner. Shares of United Stock in respect of which a Cash Election shall have been made are referred to herein as “Cash Election Shares.” Shares of United Stock in respect of which a Stock Election shall have been made are referred to herein as “Stock Election Shares.” Shares of United Stock in respect of which no election shall have been made are referred to as “Non-Election Shares.” The aggregate number of shares of United Stock with respect to which a Stock Election shall have been made is referred to herein as the “Stock Election Number.” Shares of United Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this Section E.4.

(c) To be effective, a properly completed Election Form shall be submitted to the exchange agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date on which the shareholders of United meet to vote upon this Plan of Merger (or such other time and date as United and FNB may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the exchange agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by FNB pursuant to Section E.8, indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of United Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any United shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the exchange agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any United shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the exchange agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the exchange agent. All elections shall be revoked automatically if the exchange agent is notified in writing by FNB and United that the Agreement and Plan of Merger, dated as of May 9, 2005, by and between FNB and United (the “Merger Agreement”) has been terminated. If a United shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of United Stock held by such shareholder shall be designated Non-Election Shares. FNB shall cause the certificates representing United Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who

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submitted the Election Form. Subject to the terms of this Plan and of the Election Form, the exchange agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Plan, 65% (the “Stock Conversion Number”) of the total number of shares of United Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Section E.1(a) excluding such shares as may be subject to an effective Mixed Election (the “Adjustable Conversion Shares”), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into the Cash Consideration (in each case, excluding shares of United Stock to be canceled as provided in Section E.1 and Dissenting Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to FNB, FNB shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

(e) Within five business days after the later to occur of the Election Deadline or the Effective Time, FNB shall cause the exchange agent to effect the allocation among holders of United Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) In any event, all shares of United Stock with respect to which a Mixed Election shall have been made shall be converted into 35% of the amount of cash set forth in clause (A) of the first sentence of Section 1.5(a) and 65% of the Exchange Ratio;

(ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

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(iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

For purposes of this Section E.4(e), if FNB is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of FNB Stock as a result of the application of the last clause of Section E.4(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section E.4(e).

5. Each holder of a certificate representing shares of United Stock to be converted or exchanged in the Merger shall surrender such certificate for cancellation, and after the Effective Time and after such surrender, shall be entitled to receive in exchange therefor the consideration to which it is entitled under this Plan. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of United Stock shall be deemed for all purposes to evidence ownership of the consideration to be issued and paid for the conversion or exchange of such shares under this Plan.

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6. From and after the Effective Time of the Merger, there shall be no further transfers on the stock transfer books of United of the shares of United Stock that were outstanding immediately prior to the Effective Time of the Merger. If after such Effective Time, certificates representing shares of United Stock are presented to United, FNB or the exchange agent for any reason, they shall be canceled and exchanged as provided for herein.

7. Notwithstanding any other provision of this Plan to the contrary, shares of United Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Article 13 of the North Carolina Business Corporation Act (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of the North Carolina Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.8 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. United shall give FNB (i) prompt notice of any written demands for appraisal of any shares of United Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of the North Carolina Business Corporation Act and received by United relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of the North Carolina Business Corporation Act consistent with the obligations of United thereunder. United shall not, except with the prior written consent of FNB, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Article 13 of the North Carolina Business Corporation Act.

8. Any shareholder of United whose certificate representing shares of United Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Stock and/or any cash, including cash in lieu of fractional shares, to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the exchange agent or FNB (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and FNB).

F. Abandonment. This Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time upon termination of the Merger Agreement.

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